BLACKROCK PETROLEUM CORP.
2820 W. Charleston Blvd., Suite 22
Las Vegas, NV 89102

Symbol: BRPC- OTCBB

News Release

Blackrock Petroleum et al Ramp up To Drill
Morgan Highpoint #5 Test Well

April 11, 2008

Las Vegas, Nevada - Blackrock Petroleum Corp. (OTCBB: BRPC) (the “Company”) a participant in the Morgan Highpoint Project is pleased to announce that the operator, Montello Resources Ltd. (TSX-V: MEO), has received regulatory approval to drill the Morgan Highpoint # 5 Test Well. The surface lease has been acquired and surveyed and construction of the drill pad location is being completed. The goal is to spud the Test Well as early as Monday, April 14th weather permitting.

The Morgan Highpoint #5 Test Well will be drilled on a parcel of land recently acquired as part of the Morgan Highpoint Project and is strategically located between the Morgan Highpoint #3 Discovery Well and the Howard White #1Well. The interests are as follows: Montello, as operator, pays 15% of the costs to earn a 35% interest and its JV Partners; Austin Developments Corp. (TSX-V: AUL), pays 20% of the costs to earn a 30% interest, the Company is paying 60% of the costs to earn a 30% interest and Park Place Energy Corp. (OTCBB: PRPL / Frankfurt: 3P2) pays 5% of the costs to earn a 5% interest. The Morgan Highpoint # 5 Test well offsets the Morgan Highpoint # 3 Discovery Well and the Morgan Highpoint #4 Test Well.

The Morgan Highpoint #3 Well logs have been reviewed and the Morgan Highpoint # 4 Test Well is logged and being evaluated presently by geo-scientists. Completion plans will be finalized once the logs for the Morgan Highpoint # 4Well have been analyzed.

On behalf of the Board of Directors,

Blackrock Petroleum Corp.

Hsien Loong Wong
President and Director

For more information contact:
Investor Relations
Tel: 1-866-446-1869

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Blackrock Petroleum Corp., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Blackrock Petroleum Corp. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Blackrock Petroleum Corp. does not undertake any obligation to update any forward looking statement, except as required under applicable law.